Exhibit 99.1

News Release

Lockheed Martin Elects Debra Reed-Klages to Board of Directors

BETHESDA, Md., Oct. 25, 2019 – Lockheed Martin (NYSE: LMT) announced today that its  board of directors has elected Debra Reed-Klages to the board effective November 1, 2019.

“Debra brings a demonstrated track record of global business leadership and extensive experience in risk management and environmental and sustainability strategies,” said Marillyn Hewson, Lockheed Martin chairman, president and CEO. “Her unique experiences and her focus on technology and innovation will bring valuable perspectives to our board.”

Reed-Klages, age 63, retired in December 2018 as executive chairman of Sempra Energy. She served as chairman, president and chief executive officer of Sempra Energy from March 2017 to May 2018, chairman and chief executive officer of Sempra Energy from December 2012 to March 2017 and chief executive officer of Sempra Energy from June 2011 to December 2012. Previously, Ms. Reed-Klages served as an executive vice president of Sempra Energy and as president and chief executive officer of SDG&E and SoCalGas, Sempra Energy’s regulated California utilities. She joined SoCalGas in 1978. Reed-Klages also serves on the boards of Chevron Corporation, Caterpillar Inc. and State Farm Mutual. She will serve on the corporation's Audit Committee and Management Development and Compensation Committee.

About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 105,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

For additional information, visit our website: www.lockheedmartin.com.

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Media Contact
Jarrod Agen, 301-897-6412; jarrod.p.agen@lmco.com